Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
GS Finance Corp. $11,250,000 Step Down Trigger Autocallable Notes due 2023 guaranteed by The Goldman Sachs Group, Inc.
The notes do not bear interest.  The amount that you will be paid on your notes is based on the performances of the MSCI Emerging Markets Index and the NASDAQ-100 Index®. The notes will mature on the stated maturity date (October 31, 2023) unless they are automatically called on any call observation date (the dates, commencing on October 28, 2019, specified on page S-5 of this prospectus supplement).
Your notes will be called if the closing level of each index on any call observation date is greater than or equal to its initial level (939.55 with respect to the MSCI Emerging Markets Index and 6,852.404 with respect to the NASDAQ-100 Index®), resulting in a payment on the applicable call payment date (the date specified on page S-5) equal to the face amount of your notes plus the product of $10 times the applicable call return. The call return is based on a per annum rate of 12.85% and the applicable call return for each call payment date is specified on page S-5 of this prospectus supplement. The notes will not be automatically called on a call observation date if the closing level of any index is less than its initial level on that date.
If your notes are outstanding at maturity, the amount you will be paid at maturity is based on the performance of the lesser performing index (the index with the lowest index return). The index return for each index is the percentage increase or decrease in its final level on the determination date (October 26, 2023) from its initial level.
At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash equal to:
•	if the final level of each index is greater than or equal to the downside threshold of 70.00% of its initial level, $16.425; or
•
if the final level of any index is less than the downside threshold of 70.00% of its initial level, the sum of (i) $10 plus (ii) the product of (a) the lesser performing index return times (b) $10. You will receive less than 70.00% of the face amount of your notes and may lose your entire investment.

The maximum return on your notes is 12.85% per annum, regardless of how much any index appreciates. Any sale prior to maturity could result in a loss even if the level of each index at the time of such sale is greater than or equal to 70.00% of its initial level.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-10.
The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.80 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	October 31, 2018	Original issue price:	100.00% of the face amount
Underwriting discount:	0.35% of the face amount*	Net proceeds to the issuer:	99.65% of the face amount
* Goldman Sachs & Co. LLC expects to sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes.  UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any sales commission relating to these sales.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC	UBS Financial Services Inc.
Selling Agent
Prospectus Supplement No. 4,555 dated October 26, 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.80 per $10 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.2 per $10 face amount).
Prior to October 28, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through October 27, 2019). On and after October 28, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●     Prospectus supplement dated July 10, 2017
●     Prospectus dated July 10, 2017
The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms
Issuer:  GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Underlying indices:  the MSCI Emerging Markets Index (Bloomberg symbol, “MXEF Index”), as maintained by MSCI Inc., and the NASDAQ-100 Index® (Bloomberg symbol, “NDX Index”), as published by Nasdaq, Inc.; see “The Underlying Indices” on page S-32
Specified currency:  U.S. dollars (“$”)
Face amount:  each note will have a face amount equal to $10; $11,250,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement
Denominations:  $10 and integral multiples of $10 in excess thereof
Minimum purchase amount:  in connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000
Supplemental plan of distribution:  GS Finance Corp. has agreed to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. expects to sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes.  UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any sales commission relating to these sales.  See “Supplemental Plan of Distribution” on page S-57
Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-16 of this prospectus supplement
Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlying indices, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-52 below. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.
Autocall feature: if, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date you will receive the applicable amount specified in the table set forth under “Call payment dates” below, which is an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the applicable call return, and no further payments will be made since your notes will no longer be outstanding. If the closing level of any underlying index is below its initial underlying index level on a call observation date, the notes will not be automatically called.
Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing level of each underlying index is greater than or equal to its initial underlying index level, for each $10 face amount of your notes, on the related call payment date, we will pay you the applicable amount specified in the table set forth under “Call payment dates” below, which is an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the applicable call return
Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
•	if the final underlying index level of each underlying index is greater than or equal to its downside threshold, $16.425; or
•
if the final underlying index level of any underlying index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying index return times (b) $10.

The maximum return on your notes is 12.85% per annum, regardless of how much any index appreciates.
Downside threshold: 657.685 with respect to the MSCI Emerging Markets Index and 4,796.683 with respect to the NASDAQ-100 Index® (in each case, 70.00% of its initial underlying index level (rounded to the nearest one-thousandth))
Lesser performing underlying index return:  the underlying index return of the lesser performing underlying index
Lesser performing underlying index:  the underlying index with the lowest underlying index return
Initial underlying index level: 939.55 with respect to the MSCI Emerging Markets Index and 6,852.404 with respect to the NASDAQ-100 Index® (in each case, the closing level of such underlying index on the trade date)
Final underlying index level: with respect to each underlying index, the closing level of such underlying index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26
Closing level:  with respect to each underlying index on any trading day, the closing level of such underlying index, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-28
Underlying index return:  with respect to each underlying index, the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a positive or negative percentage
Defeasance: not applicable
No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system
Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-28
Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-28
Trade date:  October 26, 2018

Original issue date (settlement date): October 31, 2018
Determination date:  October 26, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-25
Stated maturity date:  October 31, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-25
Call return:  with respect to any call payment date, the applicable call return specified in the table set forth under “Call payment dates” below
Call observation dates: the dates specified as such in the table set forth under “Call payment dates” below, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-25. Although the call observation dates occur quarterly, there may not be an equal number of days between call observation dates.
Call payment dates:  the dates specified in the table below, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-26. Although the call payment dates occur quarterly, there may not be an equal number of days between call payment dates.
Call Observation Dates	Call Payment Dates	Call Return	Amount Paid on the Applicable Call Payment Date
October 28, 2019	October 30, 2019	12.85%	$11.285
January 27, 2020	January 29, 2020	16.0625%	$11.60625
April 27, 2020	April 29, 2020	19.275%	$11.9275
July 27, 2020	July 29, 2020	22.4875%	$12.24875
October 26, 2020	October 28, 2020	25.70%	$12.57
January 26, 2021	January 28, 2021	28.9125%	$12.89125
April 26, 2021	April 28, 2021	32.125%	$13.2125
July 26, 2021	July 28, 2021	35.3375%	$13.53375
October 26, 2021	October 28, 2021	38.55%	$13.855
January 26, 2022	January 28, 2022	41.7625%	$14.17625
April 26, 2022	April 28, 2022	44.975%	$14.4975
July 26, 2022	July 28, 2022	48.1875%	$14.81875
October 26, 2022	October 28, 2022	51.40%	$15.14
January 26, 2023	January 30, 2023	54.6125%	$15.46125
April 26, 2023	April 28, 2023	57.825%	$15.7825
July 26, 2023	July 28, 2023	61.0375%	$16.10375
No interest:  the offered notes do not bear interest
Calculation agent:  GS&Co.
CUSIP no.:  36256M494
ISIN no.:  US36256M4942
FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
(Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying indices on a call observation date and on the determination date could have on the cash settlement amount on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.
The examples below are based on a range of underlying index levels that are entirely hypothetical; no one can predict what the underlying index level of any underlying index will be on any day throughout the life of your notes, what the closing level of any underlying index will be on any call observation date or what the final underlying index level of the lesser performing underlying index will be on the determination date. The underlying indices have been highly volatile in the past — meaning that the underlying index levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-10 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$10
Initial underlying index level of the MSCI Emerging Markets Index	939.55
Initial underlying index level of the NASDAQ-100 Index®	6,852.404
Downside threshold
657.685 with respect to the MSCI Emerging Markets Index and 4,796.683 with respect to the NASDAQ-100 Index® (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth)

Call return	based on a per annum rate of 12.85% (the applicable call return for each call payment date is specified on page S-5 of this prospectus supplement)
Maximum cash settlement amount (on the stated maturity date):	164.25% of the face amount (based on a per annum rate of 12.85%)
Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the underlying index stocks or the method by which the applicable underlying index sponsor calculates any underlying index
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlying indices over the life of your notes as well as the actual underlying index levels on any call observation date or the determination date may bear little relation to the hypothetical examples shown below or to the historical underlying index levels shown elsewhere in this prospectus supplement. For information about the underlying index levels during recent periods, see “The Underlying Indices — Historical Closing Levels of the Underlying Indices” on page S-41. Before investing in the notes, you should consult publicly available information to determine the underlying index levels between the date of this prospectus supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.
While there are sixteen potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment date.
If, for example, your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of each underlying index is greater than or equal to its initial underlying index level), the cash settlement amount that we would deliver for each $10 face amount of your notes on the applicable call payment date would be the sum of $10 plus the product of the applicable call return times $10. Therefore, for example, if the closing level of each underlying index on the first call observation date was determined to be 115.00% of its initial underlying index level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 112.85% of the face amount of your notes or $11.285 for each $10 of the face amount of your notes. Even if the closing level of each underlying index on the first call observation date exceeds its initial underlying index level, causing the notes to be automatically called, the cash settlement amount on the call payment date will be limited due to the applicable call return, and you will not participate in any increase in the closing level of each underlying index above its initial underlying index level on such call observation date.

If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of any underlying index is less than its initial underlying index level and on the second call observation date the closing level of each underlying index is greater than or equal to its initial underlying index level), the cash settlement amount that we would deliver for each $10 face amount of your notes on the applicable call payment date would be the sum of $10 plus the product of the applicable call return times $10. Therefore, for example, if the closing level of each underlying index on the second call observation date was determined to be 120.00% of its initial underlying index level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 116.0625% of the face amount of your notes or $11.60625 for each $10 of the face amount of your notes. Even if the closing level of each underlying index on the second call observation date exceeds its initial underlying index level, causing the notes to be automatically called, the cash settlement amount on the call payment date will be limited due to the applicable call return, and you will not participate in any increase in the closing level of each underlying index above its initial underlying index level on such call observation date.

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of at least one underlying index is less than its initial underlying index level) the cash settlement amount we would deliver for each $10 face amount of your notes on the maturity date will depend on the performance of the lesser performing underlying index on the determination date, as shown in the examples below.  The examples below assume that the notes have not been automatically called on a call observation date and reflect hypothetical cash settlement amounts that you could receive on the stated maturity date.
The levels in the left column of the table below represent hypothetical final underlying index levels of the lesser performing underlying index and are expressed as percentages of the initial underlying index level of the lesser performing underlying index.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the  corresponding hypothetical final underlying index level of the lesser performing underlying index (expressed as a percentage of the initial underlying index level of the lesser performing underlying index), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 69.999% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal

69.999% of the face amount of a note, based on the corresponding hypothetical final underlying index level of the lesser performing underlying index (expressed as a percentage of the initial underlying index level of the lesser performing underlying index) and the assumptions noted above.
The Notes Have Not Been Automatically Called

Hypothetical Final Underlying Index Level of the Lesser Performing Underlying Index	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date
(as Percentage of Initial Underlying Index Level)	(as Percentage of Face Amount)
160.000%	164.250%
125.000%	164.250%
100.000%	164.250%
90.000%	164.250%
75.000%	164.250%
70.000%	164.250%
69.999%	69.999%
50.000%	50.000%
35.000%	35.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final underlying index level of the lesser performing underlying index were determined to be 25.000% of its initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).
In addition, if, for example, the notes have not been automatically called on a call observation date and the final underlying index level of the lesser performing underlying index were determined to be 160.000% of its initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be capped at 164.250% of the face amount of your notes, as shown in the table above. Because the final underlying index level of the lesser performing underlying index is greater than or equal to its downside threshold, if you held your notes to the stated maturity date, you would receive $16.425 for each $10 face amount of your notes. You would not benefit from any increase in the final underlying index level over 70.00% of the initial underlying index level.
The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on a call observation date or the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-15.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under

“Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-15. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the underlying indices on any day, the final underlying index levels of the underlying indices or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underlying indices and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are automatically called and the actual closing levels of the underlying indices and the actual final underlying index levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the cash amount to be paid in respect of your notes on the call payment date or the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an index to which your notes are linked, the stocks comprising such index. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Do Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on any call payment date or the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of each underlying index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the MSCI Emerging Markets Index and the NASDAQ-100 Index® as measured from their initial underlying index levels to their closing levels on the determination date. If the final underlying index level of the lesser performing underlying index for your notes is less than its downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the lesser performing underlying index return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlying Index
If your notes are not redeemed and the final underlying Index level of the lesser performing underlying Index is less than its downside threshold, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to 30.00% between the initial underlying Index level and the final underlying Index level of the lesser performing underlying Index will not result in a loss of principal on the notes, a decrease in the final underlying Index level of the lesser performing underlying Index to less than 70.00% of its initial underlying Index level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlying Index.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Levels of the Underlying Indices at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be
The cash settlement amount reflecting the applicable call return you will receive on a call payment date, if any, will be paid only if the closing level of each underlying index on the applicable call observation date is greater than or equal to its initial underlying index level.  Therefore, the closing levels of the underlying indices on dates other than the call observation dates will have no effect on any cash settlement amount paid in respect of your notes on the call payment date.  In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing levels of the underlying indices on the determination date.  Therefore, for example, if the closing levels of the underlying indices dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing levels of the underlying indices prior to such drop. Although the actual closing levels of the underlying indices on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing levels of the underlying indices on the call observation dates or the determination date, you will not benefit from the closing levels of the underlying indices at any time other than on the call observation dates or on the determination date.
Because the Notes Are Linked to the Performance of the Lesser Performing Underlying Index, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Notes Were Linked to Just One Underlying Index

The risk that you will suffer a significant loss on your investment is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that an underlying index will close below its initial underlying index level on any call observation date, or below its downside threshold on the determination date, than if the notes were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions). You should not take the historical correlation (or lack thereof) of the underlying indices as an indication of the future correlation, if any, of the underlying indices. Such correlation could have an adverse effect on your return on the notes. For example, if the underlying indices are negatively correlated on a call observation date or the determination date, as applicable, and the level of one underlying index increases, it is likely that the other underlying index will decrease and such decrease could cause such underlying index to close below its initial underlying index level on any call observation date, or below its downside threshold on the determination date. In addition, although the correlation of the underlying indices’ performance may change over the term of the notes, the call return and downside threshold are determined, in part, based on the correlation of the underlying indices’ performance at the time when the terms of the notes are finalized. As discussed below in “A Higher Call Return, a Lower Closing Level at or Above Which the Notes Will Be Automatically Called  and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Indices, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underlying Indices and, Potentially, a Significant Loss at Maturity”, higher call returns and lower downside thresholds indicate a greater potential for a loss on your investment at maturity, which are risks generally associated with underlying indices that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the notes are set and the performance of the notes.
The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Limited
Regardless of the closing levels of the underlying indices on each of the call observation dates, the cash settlement amount you may receive on a call payment date is limited. Even if the closing level of each underlying index on a call observation date exceeds its initial underlying index level, causing the notes to be automatically called, the cash settlement amount on the call payment date will be limited due to the applicable call return, and you will not participate in any increase in the closing level of any underlying index above its initial underlying index level on any call observation date. If your notes are not automatically called on a call observation date, the maximum payment you will receive for each $10 face amount of your notes on the stated maturity date is capped at $16.425.
Your Notes Are Subject to Automatic Redemption
We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level. Therefore, the term for your notes may be reduced to approximately one year after the original issue date and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.
If the notes remain outstanding following any given call observation date, it means that at least one of the underlying indices has closed below its initial underlying index level on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which one or each of the underlying indices will have an opportunity to increase to or above its initial underlying index level to be automatically called.  The notes will not be automatically called in the event that fewer than all of the underlying indices increase to or beyond their initial underlying index levels.
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlying Index
If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlying index without regard to the performance of the other underlying index. As a result, you will lose all or some of your initial investment if the final underlying index level of the lesser performing underlying index is less than its downside threshold, even if the level of the other underlying index is greater than or equal to its downside threshold.  This could be the case even if the other underlying index increased by an amount greater than the decrease in the lesser performing underlying index.
A Higher Call Return, a Lower Closing Level at or Above Which the Notes Will Be Automatically Called and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Indices, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underlying Indices and, Potentially, a Significant Loss at Maturity
The economic terms for the notes, including the call returns, the closing levels of the underlying indices on a call observation date at or above which the notes will be automatically called and the downside thresholds, are based, in part, on the expected volatility of each underlying index at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the underlying indices.
Higher expected volatility with respect to each underlying index as of the trade date generally indicates a greater expectation as of that date that (i) the closing level of one or more of the underlying indices on any call observation date will be less than its initial underlying index level, in which case your notes will not be automatically called and you will not receive the applicable call return, or (ii) the final underlying index level of the lesser performing underlying index could ultimately be less than its downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes. At the time the terms of the notes are set, higher expected volatility will generally be reflected in higher call returns, lower closing levels of the underlying indices at or above which the notes will be automatically called and/or lower downside thresholds, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different underlying indices. However, there is no guarantee that the higher call returns or lower downside thresholds set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your notes not being automatically called or of losing some or all of your investment in the notes.
A relatively higher call return (as compared to otherwise comparable securities), which would increase the positive return if the closing level of each underlying index is greater than or equal to its initial underlying index level on any call observation date, or a relatively lower closing level of the underlying indices at or above which the notes will be automatically called, may generally indicate an increased risk that your notes will not be automatically called on any call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of each underlying index will decrease substantially.  This would result in a significant loss at maturity if the final underlying index level of any underlying index is less than its downside threshold.  Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of each underlying index.
You should not take the historical volatility of any underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of each underlying index and the potential to lose a significant portion or all of your investment in the notes.
You Are Exposed to the Market Risk of Each Underlying Index
Your return on the notes will be contingent upon the independent performance of each of the MSCI Emerging Markets Index and the NASDAQ-100 Index®. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed to the risks related to each underlying index.  Poor performance by either of the underlying indices over the term of the notes may negatively affect your return and will not be offset or mitigated by  positive performance by the other underlying index.
For the notes to be automatically called and to receive any cash settlement amount on a call payment date, each underlying index must close at or above its initial underlying index level on a call observation date. To receive any contingent repayment of principal at maturity, each underlying index must close at or above its downside threshold on the determination date. In addition, if not automatically called prior to maturity, you will incur a loss proportionate to the negative return of the lesser performing underlying index even if the other underlying index appreciates during the term of the notes. Accordingly, your investment is subject to the market risk of each underlying index.
Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes.  Any such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions), and such correlation (or lack thereof) could have an adverse effect on your return on the notes.  If the performance of the underlying indices is not correlated or is negatively correlated, the risk of the notes not being automatically called and of incurring a significant loss of principal at maturity generally increases.
For example, the likelihood that one of the underlying indices will close below its initial underlying index level on a call observation date and/or its downside threshold on the determination date, generally will increase when the movements in the values of the underlying indices are negatively correlated. This results in a greater likelihood that the notes will not be automatically called and/or that there will be a significant loss of principal at maturity if the notes are not previously automatically called.
However, even if the underlying indices have a higher positive correlation, one or more of those underlying indices might close below its initial underlying index level on a call observation date or its downside threshold on the determination date, as each of the underlying indices may decrease in value together.
The downside thresholds are determined, in part, based on the correlations of the underlying indices’ performance at the time when the terms of the notes are set on the trade date. Higher call returns, lower closing levels of the underlying indices at or above which the notes will be automatically called and/or lower downside thresholds (as compared to otherwise comparable securities) are generally associated with more negative correlation, which reflects a greater likelihood that the notes will not be automatically called and that there will be a loss on your investment at maturity.  However, there is no guarantee that the higher call returns, lower closing levels of the underlying indices at or above which the notes will be automatically called or lower downside thresholds set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your notes not being automatically called or of losing some or all of your investment in the notes.

The correlations referenced in setting the terms of the notes are based on the future expected correlation of the underlying indices as determined by us and are not derived from the daily levels of the underlying indices over the period set forth under “Correlation of the Underlying Indices.”  Other factors and inputs other than correlation may also impact how the terms of the notes are set and the performance of the notes.
The greater the number of underlying indices to which a note is linked, generally the more likely it is that one of the underlying indices will close below its initial underlying index level or its downside threshold, resulting in a greater likelihood that the notes will not be automatically called and that there will be a significant loss of principal at maturity.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:
•	the levels of the underlying indices;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underlying indices;
•	the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the closing levels of the underlying indices;

•	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.
You cannot predict the future performance of the underlying indices based on their historical performance. The actual performance of the underlying indices over the life of the offered notes and the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing levels of the underlying indices or to the hypothetical examples shown elsewhere in this prospectus supplement.
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the NASDAQ-100 Index®, Which May Have an Adverse Effect on the Level of the NASDAQ-100 Index® and on Your Notes
Pursuant to the NASDAQ-100 Index® methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ-100 Index®. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the NASDAQ-100 Index® and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.
If the Levels of the Underlying Indices Change, the Market Value of Your Notes May Not Change in the Same Manner
The price of your notes may move quite differently than the performance of the underlying indices. Changes in the levels of the underlying indices may not result in a comparable change in the market value of your notes. Even if the closing level of each underlying index is greater than or equal to its initial underlying index level during some portion of the life of the notes prior to the second call observation date or the downside threshold during some portion of the life of the notes after the second call observation date, the market value of your notes may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.
Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indices or the underlying index stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the levels of the underlying indices or the underlying index stocks, as applicable.
In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underlying indices — directly or indirectly by affecting the price of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.
Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying indices or underlying index stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of an underlying index or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.
If Goldman Sachs becomes a holder of any securities of the underlying indices or underlying index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underlying indices or underlying index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlying indices or underlying index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlying Index or the Issuers of the Underlying Index Stocks or Other Entities That Are Involved in the Transaction
Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the underlying indices or the issuers of the underlying index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlying indices or underlying index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.
In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
A completed offering may reduce Goldman Sachs’ existing exposure to the underlying indices or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.
The terms of the offering (including the selection of the underlying indices or underlying index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You
Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, underlying indices, underlying index stocks or other similar securities, which may adversely impact the market for or value of your notes.
The Policies of an Underlying Index Sponsor and Changes That Affect an Underlying Index or the Underlying Index Stocks Comprising an Underlying Index Could Affect the Cash Settlement Amount If the Notes Are Called on any Call Observation Date or the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes
The policies of an underlying index sponsor concerning the calculation of the level of an underlying index, additions, deletions or substitutions of the underlying index stocks comprising such underlying index, and the manner in which changes affecting such underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the underlying index level, could affect the level of such underlying index and, therefore, whether the notes are called, the cash settlement amount on your notes on a call payment date or on the stated maturity date, as the case may be, and the market value of your notes before that date. Whether the notes are called, the cash settlement amount on your notes, if any, and their market value could also be affected if an underlying index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index level, or if the underlying index sponsor discontinues or suspends calculation or publication of such underlying index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the applicable underlying index levels on any such date — and thus the cash settlement amount if the notes are called on any call observation date or the cash settlement amount on the stated maturity date, as applicable — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable underlying index levels on any trading day, a call observation date or the determination date and the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” and “— Role of Calculation Agent” below.
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
The applicable underlying index sponsor calculates the level of an underlying index by reference to the prices of the underlying index stocks, without taking account of the value of dividends paid on those underlying index stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlying index stocks included in each underlying index and received the dividends paid on those underlying index stocks.  You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuers.  See “—You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.
There Is No Affiliation Between the Underlying Index Stock Issuers or the Underlying Index Sponsor and Us
We are not affiliated with the issuers of the underlying index stocks or the underlying index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the underlying index sponsors or the underlying index stock issuers.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying indices or any of the underlying index stock issuers. You, as an investor in your notes, should make your own investigation into the underlying indices and the underlying index stock issuers.  See “The Underlying Indices” below for additional information about the underlying indices.

Neither the underlying index sponsors nor any of the other underlying index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the underlying index sponsors nor any of the underlying index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.
You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
Investing in your notes will not make you a holder of any of the underlying index stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlying index stocks.
Past Underlying Index Performance is No Guide to Future Performance
The actual performance of the underlying indices over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the underlying indices or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the underlying indices.
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes
As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underlying indices on any call observation date; whether your notes will be automatically called; the final underlying index level of the lesser performing underlying index on the determination date, which we will use to determine the amount we must pay on the stated maturity date; whether to postpone a call observation date or the determination date because of a market disruption event or a non-trading day; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying indices.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.
The Calculation Agent Can Postpone a Call Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
If the calculation agent determines that, on a date that would otherwise be a call observation date or the determination date, a market disruption event has occurred or is continuing with respect to any underlying index or that day is not a trading day with respect to any underlying index, such call observation date or the determination date will be postponed as provided under “Specific Terms of Your Notes — Call Observation Dates” and “Specific Terms of Your Notes — Determination Dates”, as applicable.  In no case, however, will the call observation date or the determination date be postponed to a date later than the corresponding originally scheduled call payment date or the originally scheduled stated maturity date, as applicable, or if the corresponding originally scheduled call payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled call payment date or the originally scheduled stated maturity date.  Moreover, if a call observation date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the call observation date or the determination date, as applicable, for the corresponding call payment date or stated maturity date.  In such a case, the calculation agent will determine the applicable closing levels or final underlying index levels for such call observation date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
Because the MSCI Emerging Markets Index is a U.S. dollar denominated index whose underlying stock prices are converted by the MSCI Emerging Markets Index sponsor into U.S. dollars for purposes of calculating the value of the MSCI Emerging Markets Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI Emerging Markets Index which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI Emerging Markets Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall MSCI Emerging Markets Index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the MSCI Emerging Markets Index will be adversely affected and any coupon payments and the amount payable at maturity of the notes may be reduced.
Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
The value of your notes is linked to underlying indices that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
In addition, the value of your notes is linked, in part, to the MSCI Emerging Markets Index, which is comprised of stocks traded in the equity markets of emerging market countries. The countries whose markets are represented by the MSCI Emerging Markets Index include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlying index sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the MSCI Emerging Markets Index.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.
The Tax Consequences of an Investment in Your Notes Are Uncertain
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-52 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of  GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:
No interest:  we will not pay interest on your notes
Specified currency:
•	U.S. dollars (“$”)
Form of note:
•	global form only: yes, at DTC
•	non-global form available: no
Denominations:  each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof
Defeasance applies as follows:
•	full defeasance: no
•	covenant defeasance: no
Other terms:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below
Please note that the information about the settlement date or trade date, issue price, underwriting discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
We describe the terms of your notes in more detail below.
Underlying Index, Underlying Index Sponsor and Underlying Index Stocks
In this prospectus supplement, when we refer to an underlying index, we mean either the MSCI Emerging Markets Index or the NASDAQ-100 Index® specified on the front cover page, or any successor underlying index, as each may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlying Index” below.  When we refer to an underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlying index as then in effect.  When we refer to the underlying index stocks of the underlying index as of any time, we mean the stocks that comprise the underlying index as then in effect, after giving effect to any additions, deletions or substitutions.
Autocall Feature
If, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date you will receive an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the applicable call return specified in the table set forth under “Summary Information – Key Terms – Call payment dates” above.
No further payments will be made on the notes since your notes will no longer be outstanding. The notes cannot be called if the closing level of any underlying index is less than its initial underlying index level on a call observation date.
Payment of Principal on Stated Maturity Date
If your notes are not automatically called, for each $10 face amount of your notes we will pay you on the stated maturity date an amount in cash equal to:
•	if the final underlying index level of each underlying index is greater than or equal to its downside threshold, $16.425; or
•
if the final underlying index level of any underlying index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying index return times (b) $10.

The maximum return on your notes is 12.85% per annum, regardless of how much any index appreciates.
The downside threshold is 657.685 with respect to the MSCI Emerging Markets Index and 4,796.683 with respect to the NASDAQ-100 Index® (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth).
With respect to each underlying index, the underlying index return is calculated by subtracting the initial underlying index level from the final underlying index level and dividing the result by the initial underlying index level, with the quotient expressed as a percentage.

The lesser performing underlying index is the underlying index with the lowest underlying index return.  The lesser performing underlying index return is the underlying index return of the lesser performing underlying index.
The initial underlying index level is 939.55 with respect to the MSCI Emerging Markets Index and 6,852.404 with respect to the NASDAQ-100 Index®.  With respect to each underlying index, the calculation agent will determine the final underlying index level, which will be the closing level of such underlying index on the determination date.  However, the calculation agent will have discretion to adjust the closing level on any call observation date or the determination date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlying Index” below.
Stated Maturity Date
The stated maturity date is October 31, 2023, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.
Determination Date
The determination date is October 26, 2023, unless the calculation agent determines that, with respect to any underlying index, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.
In the event the originally scheduled determination date is a non-trading day with respect to any underlying index, the determination date will be the first day thereafter that is a trading day for each underlying index (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlying index on that day.  If a market disruption event with respect to an underlying index occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlying index has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlying index will be determined on or prior to the postponed determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the determination date may differ from the date on which the level of an underlying index is determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlying index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying index, that day will nevertheless be the determination date.
Call Observation Dates
The call observation dates are as specified in the table set forth under “Summary Information – Key Terms – Call payment dates” above, unless the calculation agent determines that, with respect to an underlying index, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In the event the originally scheduled call observation date is a non-trading day with respect to an underlying index, the call observation date will be the first day thereafter that is a trading day for each underlying index (the “first qualified call trading day”) provided that no market disruption event occurs or is continuing with respect to an underlying index on that day.  If a market disruption event with respect to an underlying index occurs or is continuing on the originally scheduled call observation date or the first qualified call trading day, the call observation date will be the first following trading day on which the calculation agent determines that each underlying index has had at least one trading day (from and including the originally scheduled call observation date or the first qualified call trading date, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlying index for that call observation date will be determined on or prior to the postponed call observation date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the call observation date may differ from the date on which the level of an underlying index is determined for the purpose of the calculations to be performed on the call observation date.)  In no event, however, will the call observation date be postponed to a date later than the applicable originally scheduled call payment date or, if such originally scheduled call payment date is not a business day, later than the first business day after the applicable originally scheduled call payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible call observation date applicable to the relevant call payment date, if a market disruption event occurs or is continuing with respect to an underlying index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying index, that day will nevertheless be the call observation date.  Although the call observation dates occur quarterly, there may not be an equal number of days between call observation dates.
Call Payment Dates
If your notes are automatically called on any call observation date, on the corresponding call payment date (the dates specified in the table under “Summary Information – Key Terms – Call payment dates” above, unless, for any such call payment date, that day is not a business day, in which case such call payment date will be postponed to the next following business day; if the call observation date is postponed as described under “— Call Observation Dates” above, such call payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled call observation date to and including the actual call observation date) you will receive the applicable cash settlement amount specified in the table above, which is an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the applicable call return specified in the table above, and no further payments will be made on the notes since your notes will no longer be outstanding. Although the call payment dates occur quarterly, there may not be an equal number of days between call payment dates.
Consequences of a Market Disruption Event or a Non-Trading Day
With respect to any underlying index, if a market disruption event occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then such call observation date or the determination date will be postponed as described under “— Call Observation Dates” or “— Determination Date” above.  If any call observation date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlying index will be the calculation agent’s assessment of such level, in good faith and in its sole discretion, on such last possible postponed call observation date or determination date, as applicable.
If any call observation date or the determination date is postponed due to a market disruption event with respect to any underlying index, the closing level of each underlying index with respect to such call observation date or the final underlying index level with respect to the determination date, as applicable, will be calculated based on (i) for any underlying index that is not affected by a market disruption event on (A) the applicable originally scheduled call observation date or the first qualified call trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlying index on that date, (ii) for any underlying index that is affected by a market disruption event on (A) the applicable originally scheduled call observation date or the first qualified call trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlying index on the first following trading day on which no market disruption event exists for such underlying index and (iii) the calculation agent’s assessment, in good faith and in its sole discretion, of the level of any underlying index on the last possible postponed call observation date or determination date, as applicable, with respect to such underlying index as to which a market disruption event continues through the last possible postponed call observation date or determination date.  As a result, this could result in the closing level on any call observation date or final underlying index level on the determination date of each underlying index being determined on different calendar dates.

For the avoidance of doubt, once the closing level for an underlying index is determined for a call observation date or the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.
Discontinuance or Modification of an Underlying Index
If an underlying index sponsor discontinues publication of an underlying index and such underlying index sponsor or anyone else publishes a substitute underlying index that the calculation agent determines is comparable to such underlying index and approves as a successor underlying index, or if the calculation agent designates a substitute index, then the calculation agent will determine the cash settlement amount on the call payment date or the stated maturity date, as applicable, by reference to the substitute underlying index.  We refer to any substitute underlying  index approved by the calculation agent as a successor underlying index.
If the calculation agent determines on a call observation date or the determination date, as applicable, that the publication of an underlying index is discontinued and there is no successor underlying index, the calculation agent will determine the cash settlement amount on the related call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index.
If the calculation agent determines that an underlying index, the underlying index stocks comprising that underlying index, any constituent underlying index or the method of calculating that underlying index is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the underlying index or any constituent underlying index or of the underlying index stocks and whether the change is made by an underlying index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying index, is due to events affecting one or more of the underlying index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlying index by the underlying index sponsor pursuant to the then-current underlying index methodology, then the calculation agent will be permitted (but not required) to make such adjustments in such underlying index or the method of its calculation as it believes are appropriate to ensure that the levels of such underlying index used to determine the cash settlement amount on the related call payment date or the stated maturity date, as applicable, is equitable.
All determinations and adjustments to be made by the calculation agent with respect to an underlying index may be made by the calculation agent in good faith in its sole discretion.  The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment
Any payment or delivery on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Modified Business Day
As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
The calculation agent in its sole discretion will make all determinations regarding each underlying index, the closing levels of the underlying indices on each call observation date, the final underlying index level, the determination date, the call observation dates, call payment dates, business days, trading days, postponement of a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.
Trading Day
When we refer to a trading day with respect to an underlying index, we mean (i) with respect to the NASDAQ-100 Index®, a day on which the respective principal securities markets for all of the underlying index stocks are open for trading, the underlying index sponsor is open for business and such underlying index is calculated and published by the underlying index sponsor and (ii) with respect to the MSCI Emerging Markets Index, a day on which such underlying index is calculated and published by the underlying index sponsor, regardless of whether one or more of the principal securities markets for the underlying index stocks are closed on that day, if the underlying index sponsor publishes the level of such underlying index on that day.
Closing Level
When we refer to the closing level of the MSCI Emerging Markets Index on any trading day, we mean the closing level of such underlying index or any successor underlying index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for that underlying index. Currently, whereas the underlying index sponsor publishes the official closing level of the MSCI Emerging Markets Index to six decimal places, Bloomberg Financial Services reports the closing level of the MSCI Emerging Markets Index to fewer decimal places. As a result, the closing level of the MSCI Emerging Markets Index reported by Bloomberg Financial Services generally may be lower or higher than the official closing level of the MSCI Emerging Markets Index published by its underlying index sponsor.

When we refer to the closing level of the NASDAQ-100 Index® on any trading day, we mean the official closing level of that underlying index or any successor underlying index published by the underlying index sponsor on such trading day.
Default Amount
The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:
•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event
With respect to any given trading day, any of the following will be a market disruption event with respect to an underlying index:
•
a suspension, absence or material limitation of trading in underlying index stocks constituting 20% or more, by weight, of the underlying index or any constituent underlying index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index, any constituent underlying index or to underlying index stocks constituting 20% or more, by weight, of such underlying index or any constituent underlying index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•
underlying index stocks constituting 20% or more, by weight, of the underlying index, any constituent underlying index or option or futures contracts, if available, relating to the underlying index, any constituent underlying index or to underlying index stocks constituting 20% or more, by weight, of the underlying index or any constituent underlying index are not trading on what were the respective primary markets for those underlying index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
The following events will not be market disruption events:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to an underlying index, any constituent underlying index or to any underlying index stock.
For this purpose, an “absence of trading” in the primary securities market on which an underlying index stock, or on which option or futures contracts relating to an underlying index, any constituent underlying index or an underlying index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an underlying index stock or in option or futures contracts, if available, relating to an underlying index, any constituent underlying index or an underlying index stock in the primary market for that stock or those contracts, by reason of:
•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that underlying index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that underlying index stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
A market disruption event with respect to one underlying index will not, by itself, constitute a market disruption event for the other unaffected underlying index.
As is the case throughout this prospectus supplement, references to the underlying index in this description of market disruption events includes any successor underlying index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS
We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
HEDGING
In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underlying indices or the underlying index stocks on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlying indices or the underlying index stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:
•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlying indices or some or all of the underlying index stocks,
•	may take or dispose of positions in the securities of the underlying index stock issuers themselves,
•
may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•
may take short positions in the underlying index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.
In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlying indices or the underlying index stocks.  We expect these steps to involve sales of instruments linked to the underlying indices on or shortly before the determination date.  These steps may also involve sales and/or purchases of some or all of the underlying index stocks, or listed or over-the-counter options, futures or other instruments linked to the underlying indices, some or all of the underlying index stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLYING INDICES
The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.
The MSCI Emerging Markets Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The MSCI Emerging Markets Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing level information for the MSCI Emerging Markets Index is available on the following website: msci.com. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.
The MSCI Emerging Markets Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this prospectus supplement, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the MSCI Emerging Markets Index are derived from the constituent stocks in the 24 MSCI standard single country indices for the emerging market countries listed above. The MSCI Emerging Markets Index is calculated in U.S. dollars on a total return net basis. The MSCI Emerging Markets Index was launched on December 31, 1987 at an initial value of 100.
MSCI Emerging Markets Index Stock Weighting by Country as of October 2, 2018
Country	Percentage (%)*
Brazil	6.52%
Chile	1.13%
China	30.63%
Colombia	0.47%
Czech Republic	0.19%
Egypt	0.13%
Greece	0.28%
Hungary	0.29%
India	8.67%
Indonesia	1.92%
Korea, Republic Of	14.74%
Malaysia	2.46%
Mexico	3.19%
Pakistan	0.06%
Peru	0.42%
Philippines	0.95%
Poland	1.22%
Qatar	0.95%
Russian Federation	3.70%
South Africa	6.03%
Taiwan, Province Of China	12.26%
Thailand	2.50%
Turkey	0.61%
United Arab Emirates	0.67%
*Information provided by MSCI. Percentages may not sum to 100% due to rounding..
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May

2018 quarterly index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.
MSCI has announced that, beginning in June 2019, it expects to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index, representing on a pro forma basis a weight of approximately 2.6% of the MSCI Emerging Markets Index with 32 securities, following a two-step inclusion process. The first inclusion step is expected to coincide with the May 2019 semi-annual review and the second inclusion step is expected to take place as part of the August 2019 quarterly index review. In addition, MSCI has announced the reclassification of the MSCI Argentina Index from a “frontier market” to an “emerging market”, and the MSCI Argentina Index is expected to be included in the MSCI Emerging Markets Index coinciding with the May 2019 semi-annual index review. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.
MSCI divides the companies included in the MSCI Emerging Markets Index into eleven Global Industry Classification Sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate, Telecommunication Services and Utilities.
MSCI Emerging Markets Index Stock Weighting by Sector as of October 2, 2018
Sector**	Percentage (%)*
Consumer Discretionary	9.22%
Consumer Staples	6.58%
Energy	7.76%
Financials	23.05%
Health Care	3.20%
Industrials	5.34%
Information Technology	27.13%
Materials	7.81%
Real Estate	2.95%
Telecommunication Services	4.48%
Utilities	2.47%
*Information provided by MSCI. Percentages may not sum to 100% due to rounding.
**Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
Construction of the MSCI Emerging Markets Index
MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The MSCI Emerging Markets Index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. All of the MSCI Indices are standard indices, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.
Defining the Equity Universe
Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI

Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible.
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.
Determining the Market Investable Equity Universes
A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.
(i)    Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.
In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
(ii) Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•
The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2017, the equity universe minimum size requirement was set at U.S. $236 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.
Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1) Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).

(2) Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3) Foreign listing in a different geographical region (if the security has two or more listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Emerging Markets Index, outside of a quarterly or semi-annual index review.
Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.
Defining Market Capitalization Size Segments for Each Market
Once a market investable equity universe is defined, it is segmented into the following size-based indices:
•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index
Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For emerging market indices, the market coverage for a standard index is 42.5%. As of April 2017, the global minimum size range for an emerging market standard index is a full market capitalization of USD 1.37 billion to USD 3.16 billion.
Index Continuity Rules for Standard Indices
In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:
•          If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the MSCI Emerging Markets Index in order to reach the minimum number of required constituents.
•          At subsequent MSCI Emerging Markets Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.
Constituent underlying index means any of the component country indices comprising the MSCI Emerging Markets Index.
Creating Style Indices within Each Size Segment
All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard
All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.
As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Classification Sector structure changes will be implemented in the MSCI Emerging Markets Index in connection with the November 2018 semi-annual index review.
Calculation Methodology for the MSCI Emerging Markets Index
The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.
Maintenance of the MSCI Emerging Markets Index
In order to maintain the representativeness of the MSCI Indices, structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.
Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.
Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization is not at least two-thirds of one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.
MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: block sales, block buys, secondary offerings and transactions made by way of immediate book-building that did not meet the requirements for implementation at the time of such event; corporate events that should have been implemented at the time of such event but  could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents; and acquisition by shares of non-listed companies or assets. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodic conversion of a share class into another share class, exercise of over-allotment options, exercise of share buybacks, or the cancellation of shares, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.
MSCI’s semi-annual index review is designed to systematically reassess the component securities of the MSCI Emerging Markets Index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the MSCI Emerging Markets Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the MSCI Emerging Markets Index. The following MSCI Emerging Markets Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the MSCI Emerging Markets Index at the time of the previous quarterly index review; the minimum size requirement for the MSCI Emerging Markets Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the MSCI Emerging Markets Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.
The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.
MSCI Emerging Markets Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.
These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.
Daily closing price information for the MSCI Emerging Markets Index is available on the following website: msci.com. We are not incorporating by reference that website or any material it includes in this prospectus supplement.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED

TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED-NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NASDAQ-100 Index®

The NASDAQ-100 Index® includes 100 of the largest domestic and international non-financial stocks listed on The NASDAQ Stock Market based on market capitalization. The NASDAQ-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. The NASDAQ-100 Index® is calculated, maintained and published by Nasdaq, Inc. The base date for the NASDAQ-100 Index® is January 31, 1985, with a base value of 125.00, as adjusted. We have derived all information contained in this document regarding the NASDAQ-100 Index® from publicly available information. Additional information about the NASDAQ-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
As of October 26, 2018, the 103 stocks included in the NASDAQ-100 Index® were classified into ten industry sectors (with the approximate percentage currently included in such sectors indicated in parentheses): Technology (55.55%), Consumer Services (24.49%), Health Care (8.76%), Consumer Goods (5.95%), Industrials (4.44%), Telecommunications (0.81%), Oil & Gas (0.00%), Basic Materials (0.00%), Utilities (0.00%) and Financials (0.00%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The top ten constituent stocks of the NASDAQ-100 Index® as of October 26, 2018, by weight, are: Apple Inc. (13.27%), Microsoft Corporation (10.42%), Amazon.com Inc. (10.18%), Alphabet Inc. Class C (4.76%), Facebook Inc. (4.45%), Alphabet Inc. Class A (4.11%), Intel Corporation (2.68%), Cisco Systems Inc. (2.64%), Comcast Corporation (2.05%) and PepsiCo, Inc. (1.98%).

Index Stocks With Weights in Excess of 5% of the NASDAQ-100 Index® as of October 26, 2018
Apple Inc., Microsoft Corporation and Amazon.com Inc. are registered under the Exchange Act. Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the applicable NASDAQ-100 Index® stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the applicable NASDAQ-100 Index® stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.
The graphs below, except where otherwise indicated, show the daily historical closing prices of Apple Inc., Microsoft Corporation and Amazon.com Inc., the constituent stocks comprising more than 5% of the NASDAQ-100 Index®, from October 26, 2008 through October 26, 2018. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the NASDAQ-100 Index® stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Information filed with the SEC by the NASDAQ-100 Index® stock issuer under the Exchange Act can be located by referencing SEC file number 001-36743 for filings on or after November 12, 2014 and SEC file number 000-10030 for filings prior to November 12, 2014.

According to publicly available information, Microsoft Corporation develops, licenses and supports software products, services and devices and designs and sells hardware devices. Information filed with the SEC by the NASDAQ-100 Index® stock issuer under the Exchange Act can be located by referencing SEC file number 001-37845 for filings on or after July 26, 2016 and SEC file number 000-14278 for filings prior to July 26, 2016.

According to publicly available information, Amazon.com Inc. is an e-commerce company. Information filed with the SEC by the NASDAQ-100 Index® stock issuer under the Exchange Act can be located by referencing SEC file number 000-22513.

Construction of the NASDAQ-100 Index®
The NASDAQ-100 Index® is a modified market capitalization-weighted index. Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ-100 Index® composition is reviewed on an annual basis in December. First, Nasdaq, Inc. determines which stocks meet the applicable eligibility criteria.
Selection Criteria for Initial Inclusion in the NASDAQ-100 Index®
To be eligible for initial inclusion in the NASDAQ-100 Index®, a stock must meet the following criteria:
•
the issuer of the stock’s primary U.S. listing must be exclusively listed on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the stock was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•
the stock must be issued by a non-financial company. Non-financial companies are those companies that are classified under any Industry Code except 8000 according to the Industry Classification Benchmark (ICB), a product of FTSE International Limited;

•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
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the stock must have a minimum three-month average daily trading volume (“ADTV”) of 200,000 shares (measured annually during the ranking review process). The ADTV is determined by calculating the average of the sum product of the stock’s daily trading volume for each day during the previous three month period;

•
if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•	the issuer of the stock may not have entered into a definitive agreement or other arrangement which would likely result in the stock no longer being eligible for inclusion in the NASDAQ-100 Index®;

•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn. This will be determined based upon a stock issuer’s public filings with the SEC; and
•
the stock must have “seasoned” on Nasdaq, NYSE or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Stock types generally eligible for inclusion in the NASDAQ-100 Index® are common stocks, ordinary shares, ADRs and tracking stocks. Closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative stocks are not eligible for inclusion in the NASDAQ-100 Index®. For purposes of NASDAQ-100 Index® eligibility criteria, if the stock is a depositary receipt representing a stock of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying stock. The NASDAQ-100 Index® does not contain securities of investment companies.
Continued Eligibility Criteria
To be eligible for continued inclusion in the NASDAQ-100 Index®, a NASDAQ-100 Index® stock must meet the following criteria:
•	the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the stock must be issued by a non-financial company;
•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•	the stock must have an ADTV of at least 200,000 shares (measured annually during the ranking review process);
•
if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•
the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it is removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn.
All stocks meeting the above criteria will be considered eligible for inclusion in the NASDAQ-100 Index®.  Those stocks which are found to meet the applicable eligibility criteria during the annual review are then ranked by market capitalization. While there is no minimum market capitalization requirement, inclusion will be determined based on the top 100 issuers with the largest market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a stock’s last sale price by its total number of shares outstanding. The last sale price refers to the price at which a stock last traded during regular market hours as reported on such stock’s index market, which may be the Nasdaq Official Closing Price (NOCP). The index market is the index eligible stock market for which the NASDAQ-100 Index® stock’s prices are received and used by Nasdaq, Inc. for purposes of calculating the NASDAQ-100 Index®.
NASDAQ-100 Index® eligible stocks which are already in the NASDAQ-100 Index® and whose issuer is ranked in the top 100 eligible companies based on market capitalization are retained in the NASDAQ-100 Index®. A NASDAQ-100 Index® stock issuer ranking 101 to 125 based on market capitalization will also be retained for inclusion in the NASDAQ-100 Index® if such issuer was previously ranked in the top 100 issuers as of the last annual ranking review or was added to the NASDAQ-100 Index® subsequent to the previous ranking review and continues to meet all eligibility criteria. NASDAQ-100 Index® stock issuers not meeting such criteria are replaced. The replacement stocks are those eligible stocks not currently in the NASDAQ-100 Index® whose issuers have the next largest market capitalization.

The data used in the process of ranking by market capitalization includes end of October market data and is updated for total shares outstanding submitted in a NASDAQ-100 Index® stock issuer’s publicly filed SEC document via the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) through the end of November. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks.
The final list of constituents included in the NASDAQ-100 Index®, including any replacements made during the annual review, is made effective after the close of trading on the third Friday in December. Generally, the list of annual additions and deletions as a result of the annual review is publicly announced by Nasdaq, Inc. via a press release in the early part of December, in conjunction with an announcement on Nasdaq, Inc.’s website.
NASDAQ-100 Index® Calculation
The discussion below describes the “price return” calculation of the NASDAQ-100 Index®. As compared to the total return or notional net total return versions of the NASDAQ-100 Index®, the price return version is ordinarily calculated without regard to cash dividends on the NASDAQ-100 Index® stocks. However, all NASDAQ-100 Index® calculations reflect extraordinary cash distributions and special dividends.
The NASDAQ-100 Index® is a modified market capitalization-weighted index. The value of the NASDAQ-100 Index® equals the NASDAQ-100 Index® market value divided by the NASDAQ-100 Index® divisor. The overall NASDAQ-100 Index® market value is the aggregate of each NASDAQ-100 Index® stock’s market value, as may be adjusted for any corporate actions. A NASDAQ-100 Index® stock’s market value is determined by multiplying the last sale price by its index share weight, also known as “index shares”. Index shares are equal to the total number of shares outstanding for a NASDAQ-100 Index® stock. In other words, the value of the NASDAQ-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the NASDAQ-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NASDAQ-100 Index®.
The price return NASDAQ-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the NASDAQ-100 Index® divided by (ii) the previous day NASDAQ-100 Index® value.
If trading in a NASDAQ-100 Index® stock is halted on its primary listing market, the most recent last sale price for that stock is used for all NASDAQ-100 Index® computations until trading on such market resumes. Similarly, the most recent last sale price is used if trading in a NASDAQ-100 Index® stock is halted on its primary listing market before the market opens.
The NASDAQ-100 Index® is calculated in U.S. dollars during the U.S. market trading day based on the last sale price and are disseminated once per second from 09:30:01 until 17:16:00 ET. The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® stocks. The official closing value of the NASDAQ-100 Index® is ordinarily disseminated at 17:16:00 ET.
NASDAQ-100 Index® Maintenance
Changes to NASDAQ-100 Index® Constituents
Changes to the NASDAQ-100 Index® constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that a NASDAQ-100 Index® stock issuer no longer meets the criteria for continued inclusion in the NASDAQ-100 Index®, or is otherwise determined to have become ineligible for continued inclusion in the NASDAQ-100 Index®, it is replaced with the largest market capitalization issuer not currently in the NASDAQ-100 Index® that meets the applicable eligibility criteria for initial inclusion in the NASDAQ-100 Index®.
Ordinarily, a stock will be removed from the NASDAQ-100 Index® at its last sale price. However, if at the time of its removal the NASDAQ-100 Index® stock is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NASDAQ-100 Index® stock may, in Nasdaq, Inc.s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NASDAQ-100 Index® stock after the close of the market but prior to the time the official closing value of the NASDAQ-100 Index® is disseminated.

Divisor Adjustments
The divisor is adjusted to ensure that changes in NASDAQ-100 Index® constituents either by corporate actions (that adjust either the price or shares of a NASDAQ-100 Index® stock) or NASDAQ-100 Index® participation outside of trading hours do not affect the value of the NASDAQ-100 Index®. All divisor changes occur after the close of the applicable index stock markets.
Quarterly NASDAQ-100 Index® Rebalancing
On a quarterly basis coinciding with the quarterly scheduled index shares adjustment procedures, as discussed below, the NASDAQ-100 Index® will be rebalanced if it is determined that (1) the current weight of the single NASDAQ-100 Index® stock with the largest market capitalization is greater than 24.0% of the NASDAQ-100 Index® or (2) the collective weight of those stocks whose individual current weights are in excess of 4.5% exceeds 48.0% of the NASDAQ-100 Index®. In addition, a “special rebalancing” of the NASDAQ-100 Index® may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NASDAQ-100 Index®. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NASDAQ-100 Index® stock with the largest market capitalization is greater than 24.0%, then the weights of all stocks with current weights greater than 1.0% (“large stocks”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NASDAQ-100 Index® stock reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those stocks whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NASDAQ-100 Index®, then the weights of all such large stocks in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large stocks resulting from either or both of the rebalancing steps above will then be redistributed to those stocks with weightings of less than 1.0% (“small stocks”) in the following manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the small stocks such that the smaller the NASDAQ-100 Index® stock in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component stocks in the NASDAQ-100 Index®.
In the second iteration of the small stock rebalancing, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small stocks equals the aggregate weight reduction among the large stocks that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NASDAQ-100 Index® stock have been set, the index share weights (or index shares) will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last calendar day in February, May, August and November. Changes to the index shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NASDAQ-100 Index®. Ordinarily, new rebalanced index share weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index® components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NASDAQ-100 Index® from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Corporate Actions and NASDAQ-100 Index® Adjustments
Aside from changes resulting from quarterly rebalancing, intra-quarter changes in index shares driven by corporate events can also result from a change in a NASDAQ-100 Index® stock’s total shares outstanding that is greater than 10.0%. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks. Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. Changes in total shares outstanding are determined by a NASDAQ-100 Index® stock issuer’s public filings with the SEC. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are derived from the stock’s total shares outstanding. The index shares are then adjusted by the same percentage amount by which the total shares outstanding have changed.
The following corporate actions will be made effective on the ex-date. If there is no ex-date announced by the index exchange, there will be no adjustment to the NASDAQ-100 Index® as a result of a corporate action.
Stock Split and Stock Dividend. A stock split and stock dividend is the action of a NASDAQ-100 Index® stock in increasing its index shares and decreasing the par value proportionately. There is no flow of capital into or out of the company. The number of index shares in the NASDAQ-100 Index® increases but the market capitalization of the stock remains unchanged. The price of the NASDAQ-100 Index® stock is adjusted to reflect the ratio of a stock split and stock dividend and a corresponding inverse adjustment to the index shares is made.
Reverse Stock Split. A reverse stock split is the action of a NASDAQ-100 Index® stock in decreasing its index shares and decreasing the par value in proportion. There is no flow of capital into or out of the company. The number of index shares in the NASDAQ-100 Index® decreases but the market capitalization of the stock remains unchanged. The price of the NASDAQ-100 Index® stock is adjusted to reflect the ratio of the reverse stock split and a corresponding inverse adjustment to the index shares is made.
Special Cash Dividends. A dividend is considered “special” if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. Other nomenclature for a special dividend may include, but is not limited to, “extra”, “extraordinary”, “non-recurring”, “one-time” and “unusual”. The price of the NASDAQ-100 Index® stock in the NASDAQ-100 Index® is adjusted for the amount of the special cash dividend.
Cash and Stock Dividends. If a NASDAQ-100 Index® stock is paying a cash and stock dividend on the same date, the cash dividend is applied before the stock dividend unless otherwise indicated in the information provided by the index exchange. Additionally, in the case of an optional dividend which allows the holder to choose between receiving cash or stock, the adjustment will be made in the manner in which the dividend has been announced by the index exchange.
Stock Distribution of Another Stock. If a NASDAQ-100 Index® stock is distributing shares of a different stock, the value of the NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If the stock being distributed is another class of common shares of the same issuer, the value of the existing NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution with no adjustment to index shares, and the new class of shares may be added to the NASDAQ-100 Index® on a pro-rata basis.
Spin-offs. If a NASDAQ-100 Index® stock is spinning off a stock, the value of the NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If a when-issued market is established for the spin-off company, the price of the NASDAQ-100 Index® stock is adjusted downward by the value of the spinoff. The value of the spin-off is determined by multiplying the spin-off ratio by the when-issued price. In the event the value of the spinoff has not been established as indicated above then no price adjustment is made to the NASDAQ-100 Index® stock. The new stock resulting from the spin-off transaction is not added to the NASDAQ-100 Index®.
Rights Offerings. The price of a NASDAQ-100 Index® stock is adjusted on the ex-date for rights offerings if the rights are transferable and the offering has a subscription price on an equivalent per share basis that is less than the closing price of the underlying stock (the NASDAQ-100 Index® stock the right entitles a holder to purchase) on the day prior to the ex-date. The price of the NASDAQ-100 Index® stock is adjusted downward for the value of the right. The value of the right is equal to (1) (i) the previous last sale price of the underlying stock minus (ii) the sum of (a) the subscription price of the right plus (b) the cash dividend of the underlying stock, if any, divided by (2) the number of rights required to purchase one share plus one.
Corporate actions are implemented in the NASDAQ-100 Index® in accordance with the NASDAQ-100 Index® maintenance rules discussed above. The divisor will also be adjusted as a result of corporate actions that adjust either the price or shares of a NASDAQ-100 Index® stock. Nasdaq, Inc. will make announcements prior to the effective date of any corporate actions.
In the case of mergers and acquisitions, the NASDAQ-100 Index® stock issuer may be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the removal of the NASDAQ-100 Index® stock will occur as soon as reasonably practicable, once results have been received indicating that the acquisition will likely be successful.
If a company files for bankruptcy, the NASDAQ-100 Index® stock or stocks of the issuer will be removed from the NASDAQ-100 Index® as soon as practicable thereafter. The value of the NASDAQ-100 Index® stock will be considered $0.00000001 if no other applicable price can be observed on the Nasdaq Global Select Market or the Nasdaq Global Market.
Discretionary Adjustments
In addition to the above, Nasdaq, Inc. may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria.  Nasdaq, Inc. may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the NASDAQ-100 Index® construction and calculation.
Market Disruption Events
If a NASDAQ-100 Index® stock does not trade on its primary listing market on a given day or such index market has not opened for trading, the most recent last sale price from the index market (adjusted for corporate actions, if any) is used. If a NASDAQ-100 Index® stock is halted from trading on its index market during the trading day, the most recent last sale price is used until trading resumes.
Corrections and Calculations
The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® stocks. In the event that a change has been made to the NASDAQ-100 Index® intraday, Nasdaq, Inc. will make an announcement describing such change. In the event a NASDAQ-100 Index® calculation has been corrected retroactively, an announcement will be provided.
License Agreement between Nasdaq, Inc. and GS Finance Corp.
The Product(s) is not sponsored, endorsed, sold or promoted by NASDAQ, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the

Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance.  The Corporations’ only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the Product(s).  NASDAQ has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the NASDAQ-100 Index®.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).
The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein.  The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein.  The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein.  Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

Historical Closing Levels of the Underlying Indices
The closing levels of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of any underlying index during the period shown below is not an indication that such underlying index is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical closing levels of an underlying index as an indication of the future performance of an underlying index.  We cannot give you any assurance that the future performance of any underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding face amount of your notes, or that you will not incur a loss on your investment, on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underlying indices.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlying index levels between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of an underlying index over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.
The graphs below show the daily historical closing levels of each underlying index from October 26, 2008 through October 26, 2018.  We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the MSCI Emerging Markets Index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the MSCI Emerging Markets Index to fewer decimal places.

Correlation of the Underlying Indices
The graph below shows the historical closing levels of each underlying index from October 26, 2008 through October 26, 2018. For comparison purposes, each underlying index has been adjusted to have a closing level of 100.00 on October 26, 2008 by dividing the closing level of that underlying index on each day by the closing level of that underlying index on October 26, 2008 and multiplying by 100.00. We obtained the closing levels used to determine the adjusted closing levels in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlying indices as an indication of the future performance of the underlying indices.
Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions). The more similar the movements of the daily returns of the underlying indices over the given period, the more positively correlated those underlying indices are. The graph above illustrates the historical performance of each underlying index relative to the other underlying index over the time period shown and provides an indication of how the relative performance of the daily returns of one underlying index has historically been to another. However, it is the actual level of the lesser performing underlying index (and not the level of historical correlation between the underlying indices) that determines the return on your notes.
Please read “Additional Risk Factors Specific to Your Notes—You Are Exposed to the Market Risk of Each Underlying Index” on page S-14 of this prospectus supplement.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underlying indices. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.
Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.
It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law
On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Backup Withholding and Information Reporting
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.
United States Alien Holders
This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity or upon redemption and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity or upon redemption to be subject to withholding, even if you comply with certification requirements as to your foreign status.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity or upon redemption with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying indices during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. expects to sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes.  UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any sales commission relating to these sales.
In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.
In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
We will deliver the notes against payment therefor in New York, New York on October 31, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)
a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:
(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)
at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.
This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.
Conflicts of Interest
GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc., and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE
In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-23
Use of Proceeds	S-31
Hedging	S-31
The Underlying Indices	S-32
Supplemental Discussion of Federal Income Tax Consequences	S-52
Employee Retirement Income Security Act	S-56
Supplemental Plan of Distribution	S-57
Conflicts of Interest	S-59
Validity of the Notes and Guarantee	S-60

Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance.	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$11,250,000

GS Finance Corp.

Step Down Trigger Autocallable Notes due 2023

guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC

UBS Financial Services Inc.
Selling Agent